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                                                                   Exhibit 10.76


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made as of October 31, 2003 between SPANISH BROADCASTING SYSTEM, INC., a corporation existing under the laws of Delaware with offices located at 2601 South Bayshore Drive, PH #2, Coconut Grove, Florida 33133 ("SBS"), and MARKO RADLOVIC (hereinafter referred to as "Employee"), an individual whose principal place of residence and mailing address is 24949 Norman's Way, Calabasas, California 91302.

                                    RECITALS

                  WHEREAS, SBS is the owner and/or operator of certain Spanish-language radio stations (the "Stations"); and

                  WHEREAS, SBS wishes to engage Employee, and Employee wishes to become engaged to perform services for SBS as Chief Revenue Officer of SBS during the term of and pursuant to the terms and conditions set forth in this Agreement;

                  WHEREAS, SBS and Employee agree that this Amended and Restated Employment Agreement replaces and voids in all respects all terms and conditions set forth in that Amended and Restated Employment Agreement dated January 16, 2002 between SBS and Employee.

                  NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties understand and agree as follows:

         1. EMPLOYMENT. Employee shall be employed to perform services as Chief Revenue Officer of SBS. Employee shall report to and be directed by Raul Alarcon, Jr., SBS's President/CEO ("CEO") or his designee. Employee's services will be rendered subject to and in accordance with the policies, controls, rules and procedures of SBS.

         2. SPECIFIC DUTIES AND SERVICES. Employee shall devote all of his business time, effort and energy exclusively to the business of SBS and the Stations, and shall not serve as an active principal or a director or officer of any other company or entity without the prior written consent of Raul Alarcon, Jr. Employee shall be responsible for overseeing revenue performance of all SBS local and national sales efforts, including supervising the accountability of general managers and National Rep Firm; achieving specified company Station Operating Income ("SOI") goals on an annual basis; and top line growth/new business development.

         3. TERM. The term of this Agreement shall be from December 1, 2003 through and including November 30, 2006 except as otherwise provided herein. This Agreement shall automatically renew for an additional one (1) year unless SBS notifies Employee of its intention not to renew

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         4.       COMPENSATION AND BENEFITS.

                  During the term of this Agreement

                  (a) BASE SALARY. Effective as of December 1, 2003 ("Effective Date"), SBS shall pay to Employee a salary of five hundred thousand dollars ($500,000.00) per year (the "Base Salary") payable in biweekly installments. There shall be no reduction in the rate of Base Salary during the term of this Agreement.

                  (b) STOCK OPTIONS. Upon execution of this Agreement, Employee shall be eligible to receive, upon approval by the Compensation Committee of SBS's Board of Directors (the "Compensation Committee"), stock options to purchase up to 90,000 shares of SBS Class A common stock (the "Shares") under SBS's 1999 Stock Option Plan, with (i) an exercise price equal to the closing price of the Shares on the date on which the Compensation Committee approves the grant of such option (the "Grant Date"), and (ii) of which 33.4% vest immediately and the remainder of which shall vest ratably during the term hereof on the anniversary of the Grant Date; provided however, that in the event of a material breach of this Agreement by Employee, all options granted hereunder will expire immediately and be rendered null and void.

                           In addition to the foregoing, Employee shall be
eligible to receive, based upon merit and in accordance with the recommendation of Raul Alarcon, Jr., to SBS's Compensation Committee, additional stock options to purchase up to 62,500 Shares in year 2 and up to 62,500 Shares in year 3 under SBS's 1999 Stock Option Plan, with (i) an exercise price equal to the closing price of the Shares on the date on which the Compensation Committee approves the grant of such option (the "Incentive Grant Date"), and (ii) vesting l/3rd each year thereafter on the anniversary of the Incentive Grant Date.

                  (c) PERFORMANCE BONUS. Employee shall be entitled to a quarterly perfomance bonus as follows:

                           (i) forty thousand dollars ($40,000) if net sales per quarter equals 100-109% of the sales budget established by SBS's Chief Financial Officer ("CFO") delivered in writing and signed by Employee (the "Sales Budget"); or

                           (ii) fifty thousand dollars ($50,000) if net sales per quarter equals 110% of the Sales Budget or more.

                           (iii) Additionally, Employee shall be eligible for an annual override of 2% on Net Sales over the Sales Budget, payable annually, and adjusted annually.

                  (d) BENEFITS. Upon execution of this Agreement, Employee shall be provided full family health care coverage and other benefits extended to management level employees of SBS. Employee shall be entitled to three (3) weeks vacation during each year of this Employment Agreement.

                  (e) EXPENSES. SBS shall reimburse Employee for reasonable business and entertainment expenses that he incurs, including but not limited to, a cell phone, computer, etc., subject to the approval of SBS's CFO, which approval shall not be unreasonably withheld.

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                  (f)      AUTOMOBILE ALLOWANCE. SBS shall provide Employee with
an Automobile Allowance in the amount of $1,500.00 per month.

                  (g) RELOCATION EXPENSES. SBS shall provide for all relocating expenses incurred in connection with this Agreement.

                  5.       COVENANTS.

                  (a) COMPETITIVE ACTIVITY. During the term of this Agreement, and for a period of twelve (12) months after the termination of this Agreement for any reason, Employee shall not render services in any capacity for a radio station programming a Spanish-language format or owned or operated by a broadcast company offering Spanish-language programming on other radio stations it owns in other markets, nor shall he be directly or indirectly involved in any radio business or radio network competitive with SBS's radio business.

                  Employee agrees to promptly notify SBS in writing of any circumstances which might indicate the existence of a potential conflict. Employee represents that no such conflicts or circumstances currently exist and that Employee has no agreement with others that may conflict with any part of this Agreement.

                  (b) SOLICITATION OR INTERFERENCE. During the term of this Agreement or for a period of twelve (12) months after the earlier termination hereof by either party for any reason (whichever period expires earlier), Employee shall not:

                           (i) in any manner induce any employee, agent,
representative, customer, former customer, or any other person or concern, dealing with or in any way, directly or indirectly, associated with SBS or its Stations, to terminate such dealings or association nor;

                           (ii) do anything, directly or indirectly, to
interfere in any fashion with such relationship between SBS or its Stations, on the one hand, and any such person or concern, on the other.

                  (c) NON-DISCLOSURE OF PROPRIETARY INFORMATION. Employee shall not disclose the trade secrets or confidential and proprietary information of SBS or SBS Stations ("Confidential Information"), whether during the employment term or thereafter. The parties understand and agree, moreover, that nothing contained herein shall prevent Employee from disclosing: (1) information required to be disclosed pursuant to compulsory legal process, provided that Employee shall give SBS immediate notice of such process prior to disclosure;
(2) information which was in Employee's lawful possession at the time of or prior to its submission to Employee by SBS; or (3) information which is in the public domain. For purposes of this Agreement, Confidential Information shall mean information which is treated as confidential by SBS or any of the SBS Stations, and is not generally known or available in or to the public, including but not limited to employment contracts and financial information.

                  (d) SBS's RIGHT OF FIRST REFUSAL TO MATCH COMPETING OFFER. Without compromising in any way SBS's rights under this Section 5 or under law, SBS shall have a right of first refusal to match all bona fide competing offers (and if Employee shall be ready, willing, and able to accept such competing offer) for Employee's services at any non-SBS radio station

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wherever located ("competing offer") after the expiration of this Agreement. No less than forty-five days (45) prior to the expiration of this Agreement, Employee shall provide to SBS written notification of the terms and conditions of offers for his services after the expiration of this Agreement. No less than thirty (30) days prior to the expiration of this Agreement, and within fifteen days of the receipt of notification from Employee, SBS shall provide to Employee written notification of whether it intends to match each and every material term of each and every bona fide competing offer. If SBS declines to match each and every material term of a bona fide competing offer, Employee shall be free to accept that competing offer and to begin employment after the period of time as described in Section 3 has expired. The right of first refusal contained in this
Section 5(d) shall not apply to any conduct other than the performance of "services" as defined herein. For purposes of this Agreement, the phrase "material term" shall mean any and all conditions of the engagement of Employee contained in, or contemplated by, this Agreement.

                  (e) EMPLOYEE FIDELITY. Employee agrees that during the term of this Agreement Employee will not, directly or through third-party intermediaries, initiate or invite contact with, or solicit or entertain offers or proposals of employment from, employers that compete with SBS or its Stations, wherever located, provided however, that concurrent with the forty-five (45) day period set out in Section 5(d) above, Employee may at that time entertain offers from third parties. Employee expressly acknowledges that a breach of this covenant of fidelity shall constitute grounds for termination for cause under Section 8.

                  (f) INJUNCTIVE RELIEF. Employee acknowledges that by virtue of his position with SBS, Employee will be given access to SBS's and the SBS Stations' trade secrets and Confidential Information. Employee farther acknowledges that any breach of this Section 5 shall cause irreparable injury to SBS and the SBS Stations, and that in the event of such breach SBS and the SBS Stations shall be entitled to temporary and permanent injunctive relief against Employee and any persons or entities acting in concert with Employee in addition to any other legal and equitable remedies to which SBS and the SBS Stations may be entitled. Employee further acknowledges that the covenants contained in this
Section 5 are reasonable and necessary to protect the legitimate business interests, trade secrets and Confidential Information of SBS and the SBS Stations, that SBS and the SBS Stations expend significant time and expense in developing and protecting their trade secrets and Confidential Information, and that SBS' willingness to employ Employee is contingent upon Employee agreeing to this Section 5.

                  (g) CONSTRUCTION AND SURVIVAL. Employee hereby agrees that each provision in this section shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Section 5 shall for any reason be held to be excessively broad as to geography, time, activity or subject so as to be illegal or unenforceable at law or equity, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent comparable with applicable law. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity. The terms of this Section 5, shall survive the termination or expiration of Employee's employment and this Agreement, but only to the extent of the time limitations as set forth herein.

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                  (h)      POSSESSION OF CONFIDENTIAL INFORMATION. Employee
covenants that he has not removed any confidential or trade secret documents from his prior employer, that he does not have in his possession any such documents, and that he will not disclose to SBS or any of the SBS Stations any trade secret or Confidential Information of his prior employer.

                  6.       RESOLUTION OF DISPUTES.

                  Employee acknowledges and agrees that the provisions of
Section 5 are reasonable and necessary for protection of SBS and the SBS Stations, and that SBS and the SBS Stations will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, money damages from Employee's breach of Section 5 would be difficult, if not impossible, to calculate and the most appropriate relief in the event of Employee's breach would be injunctive relief. Nothing contained herein shall be deemed to prohibit SBS or the SBS Stations, for any such breach, from instituting or prosecuting any other proceeding in any court of competent jurisdiction, in either law or equity, to obtain damages for any breach of this Agreement. All remedies given to SBS and the SBS Stations by this Agreement shall be construed as cumulative remedies and shall not be alternative or exclusive remedies. In the event of a breach or threatened breach by Employee of Section 5, Employee agrees to pay to SBS all costs and expenses, including reasonable attorney's fees, as may be expended by SBS relative to said breach or threatened breach.

                  7. COMPLIANCE WITH SECTION 508 OF THE COMMUNICATIONS ACT OF 1934.

                  Employee shall comply with the provisions of Section 508 of the Communications Act of 1934, as amended, in that he will not accept money or any valuable consideration, including services, for the broadcast of any matter by the Stations and in that he will promptly complete the Annual Statement and Questionnaire and promptly return it to SBS. Without limiting SBS's right to terminate for any other cause, SBS shall have the right, upon violation of this provision by Employee, immediately to terminate this Agreement and Employee's employment hereunder for cause.

                  8.       TERMINATION.

                  (a) WITHOUT CAUSE. SBS may terminate this Agreement without cause at any time, upon which Employee shall receive a lump sum payment as liquidated damages equivalent to one year's Base Salary based upon the Base Salary at the time of termination plus any Bonus earned to the date of termination.

                  (b) WITH CAUSE. SBS may terminate this Agreement for cause at any time upon four (4) weeks prior notice or tender of four (4) weeks pay, less withholdings, in lieu of notice. If Employee is terminated for cause, which shall include, but not be limited to, termination resulting from: (i) expiration of the term of this Agreement without renewal; (ii) death of Employee; (iii) misconduct by Employee as described herein below, (iv) Employee disability which prevents Employee from performing his duties hereunder for four
(4) consecutive weeks or for a total of eight (8) weeks in any one-year period; he shall be entitled to only such compensation that has accrued up to the date of termination and no more.

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                  Misconduct by Employee permitting termination for cause
hereunder shall include the following:

                           (i)      failure to comply with any of the material
terms and conditions of this Agreement, to perform any reasonable duties assigned by SBS, to follow any written or established operating policies of SBS, any written or established personnel policies of SBS (Employee acknowledges having read and understood SBS's Employee policy manual), to comply with any rule, regulation, guideline or policy of the FCC or other governmental agency with jurisdiction over SBS

                           (ii)     repeated or sustained absence from the
Station;

                           (iii)    conviction of any criminal offense, other
than a traffic violation or minor misdemeanor resulting in incarceration for less than forty-eight (48) hours;

                           (iv)     any act of dishonesty relating to SBS;

                           (v)      engaging in "payola" or "plugola" practices;

                           (vi)     use of illegal drugs or habitual use of
alcohol;

                           (vii)    any act that reflects unfavorably and
egregiously on the reputation of SBS and/or would have a material adverse consequence of the business of SBS.

                  (c) TRANSFER OF OWNERSHIP OR CONTROL. If there is a transfer of control of ownership of SBS and Employee's employment is not continued at the current position, then Employee shall receive a severance payment equivalent to one year's Base Salary or the balance of pro-rated Base Salary remaining pursuant to the terms of this Agreement, whichever is greater.

                  9.       MISCELLANEOUS.

                  (a) ASSIGNMENT. SBS shall be entitled to assign this Agreement to any assignee it sees fit; provided, however, that such assignee must agree to be bound by the terms and conditions in this Agreement. Employee may not assign his obligations under this Agreement.

                  (b) NOTICE. Any notice or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, return receipt requested or by a reputable overnight courier or service (i.e., Federal Express) to the parties at the address set forth below (or any other such address as one party may specify by notice to the other).

        As to SBS:     James A.Cueva, Esq.
                       Spanish Broadcasting System, Inc.
                       2601 South Bayshore Drive, PH #2
                       Coconut Grove, Florida 33133

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                       With a copy to:
                       Kaye Scholer LLP
                       425 Park Avenue
                       New York, New York 10022
                       Attention: William C. Zifchak, Esq.

   As to Employee:     Marko Radlovic
                       24949 Norman's Way
                       Calabasas, California 91302

                  (c) NO WAIVER. The failure of either party hereto to object to the failure on the part of the other party to perform any of the terms, provisions, or conditions of this Agreement or to exercise any option or remedy herein given or to require at any time performance on the part of the other party of any term, provision, or condition hereof, or any delay in doing so, or any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver or modification thereof or of any subsequent breach of the same or a different nature nor affect the validity of this Agreement or any part thereof nor the right of either party thereafter to enforce the same not constitute a novation or laches.

                  (d) CONFORMITY TO LAW. If any one or more provisions of this Agreement should ever be determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or be invalid or invalidated or unenforceable by reason of any law or statute, then to the extent and within the jurisdiction invalid or unenforceable, it shall be limited, construed or severed and deleted therefrom, and the remaining portions of this Agreement shall survive, remain in full force and effect, and continue to be binding and shall not be affected and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

                  (e) ATTORNEY'S FEES. In the event of any action involving this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorney's fees and disbursements, in addition to any damages.

                  (f) HEADINGS. The Headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

                  (g) CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.

                  (h) GOVERNING LAW. The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of Florida without regard to conflicts of law principles.

                  (i) ENTIRE AGREEMENT. The Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date

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of this Agreement. This Agreement shall be modified or amended only by written agreement executed by Employee and SBS.

                  (j) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.


                                          SPANISH BROADCASTING SYSTEM, INC.

                                          By: /s/ Raul Alarcon
                                             ------------------------
                                          Raul Alarcon, Jr.
                                          President

                                          MARKO RADLOVIC

                                          /s/ Marko Radlovic
                                          ---------------------------------
                                          Employee

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